Rule 424(b)(3)
                                                             File Nos. 333-65597
                                                                    and 33-56349

PRICING SUPPLEMENT NO. 2, DATED JANUARY 26, 2000
(To prospectus dated January 7, 1999, as supplemented by a prospectus supplement dated January 8, 1999)

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
MEDIUM-TERM NOTES, SERIES C, as follows:

Principal Amount:    $7,500,000

Salomon Smith Barney Inc.                                 $3,750,000
Chase Securities Inc.                                          --
Banc One Capital Markets, Inc.*                            3,750,000
                                                          ----------
                  Total                                   $7,500,000

Issue Price:    100%

Settlement Date (Original Issue Date): January 31, 2000

Maturity Date (Stated Maturity):   June 30, 2001

Type of Note:
     [X] Fixed Rate Note
     [ ] Zero Coupon Note

Form:
     [X] Book-Entry
     [ ] Definitive Certificates

Authorized denominations: $1,000 and integral multiples thereof

CUSIP No:  15361G AE 5

Interest Rate:  7.05% per annum

Interest Payment Dates:  January 1 and July 1, and at maturity

Record Dates:  December 15 and June 15

-----------
*  Formerly First Chicago Capital Markets, Inc.

Initial Interest Payment Date: July 1, 2000

Redemption Terms (at option of the issuer):
     [X] Not redeemable prior to Stated Maturity
     [ ] Redeemable in accordance with the following terms:

Repayment Terms (at option of the holder):
     [X] Not repayable prior to Stated Maturity
     [ ] Repayable in accordance with the following terms:

Sinking Fund Provisions:
     [X] None
     [ ] Applicable in accordance with the following terms:

Agents:  Salomon Smith Barney Inc.
         Banc One Capital Markets, Inc.

Agent acting in capacity indicated below:
     [X] As Agents
     [ ] As Principals

The notes are being offered at the Issue Price set forth above.

Agents' Commissions (based on amounts placed) as follows:

     Salomon Smith Barney Inc.       $ 5,625    (.15%)
     Banc One Capital Markets, Inc.  $ 5,625    (.15%)

Net proceeds to issuer (before expenses):  $7,488,750

Additional Terms:    None

         THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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